Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this "Agreement") is entered into this 20th day of December 2012, to be effective as of the 12th day of December 2012 by and between Lucas Energy, Inc.  ("Company"), and Anthony C. Schnur ("Executive").

WITNESSETH:

WHEREAS, Executive was appointed on November 1, 2012 as the Chief Financial Officer, Secretary and Treasurer of the Company;

WHEREAS, effective November 1, 2012, the Company and the Executive entered into an Employment Agreement (the “Prior Agreement”), which this Agreement amends, replaces and supersedes in its entirety effective as of the Effective Date; and

WHEREAS, the Company wishes to assure itself of the services of Executive for the period provided in this Agreement, and Executive is willing to perform services for the Company for such period, upon the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.Term.

The term of employment under this Agreement shall commence and this Agreement shall be effective as of December 12, 2012 (the "Effective Date", provided that the Prior Agreement shall be deemed to have been in effect and to have governed the relationship of the parties from November 1, 2012 until the Effective Date), and shall terminate on October 31, 2014, unless sooner terminated in accordance with the terms hereof (the "Term"). In addition, this initial employment period shall automatically renew for additional one year periods, unless the Company or Executive gives written notice to the other of non-renewal of this Employment Agreement within a 30 day period immediately prior to the end of the then-current employment period ending October 31st.  Should the Company notice the Executive of non-renewal, the Executive shall be entitled to the benefits as outlined herein in Section 5(c).

2. Employment; Duties.

During the Term, Executive shall be employed by Company, and the Executive shall serve, as the Company's Chief Executive Officer and shall have such duties, responsibilities and authority as shall be consistent with that position. Notwithstanding the above, the Executive shall serve as the interim Chief Financial Officer, Treasurer and Corporate Secretary until such time as a suitable replacement has been appointed by the Company’s Board of Directors.

3. Compensation; Benefits.

During the Term, Executive shall receive an annual salary ("Base Salary") comprised of $310,000.00 to be paid as follows: $290,000.00 in cash and $20,000.00 in stock.  The cash portion of the Base Salary shall be payable in equal semi-monthly installments.  The shares granted under the Base Salary shall be payable in quarterly installments at the end of each quarter based on the stock price on the last day of each quarter.  Executive will be eligible for an annual bonus of up to 30% of the Base Salary in cash and stock with a minimum of the awarded bonus being in cash, and the remainder in cash and/or stock as determined by the Company’s Board of Directors.

Upon execution of the Prior Agreement, Executive received a sign-on bonus of 150,000, 5 year stock options to purchase the Company’s common stock at a strike price equal to $1.74 per share, the closing price of the stock on the day the Prior Agreement was executed, with 50,000 options vesting immediately and 50,000 options vesting over each of the following two anniversaries of the grant date, subject to the Company’s 2012 Stock Incentive Plan.

The Executive and the Board will by mutual agreement determine the goals by which the annual bonus is to be determined.  At least annually, and no later than the 1st day of November of each year, the Board shall review the Base Salary, bonus, and other compensation of Executive based upon performance and other factors deemed appropriate by the Compensation Committee and make such increases, supplemental bonus payments, or other incentive awards as he deems fit.

In addition to the Base Salary, bonus and other compensation described in this Section 3, Executive shall be entitled to receive any fringe benefits (whether subsidized in part, or paid for in full by Company) including, but not limited to, medical, dental, life and disability insurance, and 401(k) Savings and Retirement Plan which Company now, or in the future, pays or subsidizes for any of its professional/technical or management employees, or employees in the same class as Executive.

4. Termination.

                    (a)           Death. The Term and Executive's employment hereunder shall terminate upon Executive's death.

                    (b)           Disability. In the event Executive incurs a Disability for a continuous period exceeding forty-five (45) days, the Company may, at its election, terminate the Term and Executive's employment by giving Executive a notice of termination as provided in Section 5(e). The term "Disability" as used in this Agreement shall mean the inability of Executive to substantially perform his duties under this Agreement, as a result of a physical or mental illness or personal injury he has incurred, as determined by an independent physician selected with the approval of the Company and Executive or his personal representative.

                    (c)           Cause. The Company may terminate this Agreement and the Term and discharge Executive for Cause by giving Executive a notice of termination as provided in Section 4(e). "Cause" shall mean:

                                        (i)           Executive's gross and willful misappropriation or theft of the Company's or any of its subsidiary's funds or property;

                                        (ii)          Executive's conviction of, or plea of guilty or nolo contendere to, any felony or crime involving dishonesty or moral turpitude; or

                                        (iii)         Executive's complete and total abandonment of his duties hereunder for a period of thirty consecutive days (other than for reason of Disability).

                    (d)           Good Reason. Executive may terminate his employment and the Term at any time for Good Reason by giving written notice as provided in Section 5(e), which shall set forth in reasonable detail the facts and circumstances constituting Good Reason. "Good Reason" shall mean the occurrence of any of the following during the Term:

                                        (i)          without the consent of Executive, the Company materially reduces Executive's title, duties or responsibilities under Section 2 without the same being corrected within thirty (30) days after being given written notice thereof;

                                        (ii)          the Company fails to pay any regular semi-monthly installment of Base Salary to Executive and such failure to pay continues for a period of more than 30 days;

                                       (iii)        the Company breaches Section 8 without the same being corrected within thirty (30) days after being given written notice thereof; or

                                      (iv)        the refusal to assume this Agreement by any successor or assign of the Company as provided in Section 9.

                    (e)           Notice of Termination. Any termination of this Agreement by the Company (other than for Cause under Section 5(c)) or by Executive shall be communicated in writing to the other party at least thirty (30) days before the date on which such termination is proposed to take effect. Any termination of this Agreement by the Company for Cause under Section 5(c) shall be communicated in writing to the Executive and such termination shall be effective immediately upon such notice. With respect to any termination of this Agreement by the Company for Cause or by the Executive for Good Reason, such notice shall set forth in detail the facts and circumstances alleged to provide a basis for such termination.

5. Payments Upon Termination.

    (a)           Death or Disability. If Executive's employment shall be terminated by reason of death or Disability, the Company shall pay Executive's estate or Executive the portion of the Base Salary which would have been payable to Executive through the date his employment is terminated; plus, any other amounts earned, accrued or owing as of the date of death or Disability of Executive but not yet paid to Executive under Section 3.  In the event of the death or Disability of the Executive, then any payment due under this Section 5(a) shall be made to Executive's estate, heirs, executors, administrators, or personal or legal representatives, as the case may be.

    (b)           Cause and Voluntary Termination. If Executive's employment shall be terminated for Cause or the Executive terminates his employment (other than for Good Reason, death or Disability), then without waiving any rights or remedies by reason thereof:

                                       (i)           the Company shall pay Executive his Base Salary and all amounts actually earned, accrued or owing as of the date of termination but not yet paid to Executive under Section 3 through the date of termination; and

                                       (ii)           except as otherwise provided in this subsection (b), the Company shall have no further obligations to Executive under this Agreement.

                    (c)           Other Than Cause. If Executive's employment is terminated by the Company (other than as a result of death, Disability or Cause as specified in Section 5(a) or (b) above) or is terminated by Executive for Good Reason, Executive shall be entitled to the following:

                                       (i)           a lump sum payment in an amount equal to product of (A) the Base Salary under this Agreement and bonus paid to Executive during the immediately preceding twelve month period ending on the date of termination of employment, multiplied by (B) one hundred percent (100%); except that if Executive's termination of employment by the Company or the Executive is within 6 months before or 24 months following the occurrence of a Change of Control (as defined in Section 6 below), such payment shall be equal to product of (A) the Base Salary under this Agreement and the maximum Bonus under this Agreement, multiplied by (B) two hundred percent (200%); and all stock options shall immediately vest and become cashless.

                                       (ii)          all amounts earned, accrued or owing through the date his employment is terminated but not yet paid to Executive under Section 3;

                                       (iii)         continued participation in all employee benefit plans, programs or arrangements available to the Company executives in which Executive was participating on the date of termination until the earliest of:

                                                      (A)          the second anniversary of the date of Executive's termination of employment, provided that if Executive's termination of employment by the Company or the Executive is within 6 months before or 24 months following the occurrence of a Change of Control, then Executive shall be entitled to continue to participate in such employee benefit plans, programs or arrangements until the third anniversary of the date of Executive's termination of employment;

                                                      (B)           the date this Agreement would have expired but for the occurrence of the date of termination; or

                                                    (C)           the date, or dates, the Executive receives coverage and benefits under the plans, programs and arrangements of a subsequent employer (such coverages and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis);  provided that if Executive is precluded from continuing his participation in any employee benefit plan, program or arrangement as provided in this clause (iii), the Company shall provide him with similar benefits provided under the plan, program or arrangement in which he is unable to participate for the period specified in this clause (iii).

The payment of the lump sum amount under Section 5(c)(i) shall be made on or before the earlier of the date ending on the expiration of three months following the date of termination of Executive's employment or the death of the Executive. To the extent any payment under Section 5(c)(i) is deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, then such payment shall be made on or before the earlier of the date ending on the expiration of six months following the date of termination of Executive's employment or the death of the Executive.  Within three years following Executive's termination of employment, Executive or Executive's estate, heirs, executors, administrators, or personal or legal representatives, as the case may be, shall be entitled to exercise all options granted to him that are vested and exercisable pursuant to this Agreement or otherwise and all such options not exercised within such three year period shall be forfeited. All options and restricted stock that are not vested and exercisable pursuant to this Agreement or otherwise as of the date of, or as a result of, Executive's termination of employment shall be forfeited. In the event of the death or Disability of the Executive, then any payment due under this Section 5(c) shall be made to Executive's estate, heirs, executors, administrators, or personal or legal representatives, as the case may be.

6.           Change of Control. For purposes of this Agreement, a "Change of Control" shall mean the consummation or occurrence of one or more of the following:

                    (a)           the acquisition by any individual, entity or group of more than forty percent (40%) of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (B) any acquisition by Executive, by any group of persons consisting of relatives within the second degree of consanguinity or affinity of Executive or by any affiliate of Executive or (C) any acquisition by an entity pursuant to a reorganization, merger or consolidation, unless such reorganization, merger or consolidation constitutes a Change of Control under clause (b) of this Section 6;

                    (b)           the consummation of a reorganization, merger or consolidation, unless following such reorganization, merger or consolidation sixty percent (60%) or more of the combined voting power of the then-outstanding voting securities of the entity resulting from such reorganization, merger or consolidation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation;

                    (c)           the (i) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or (ii) sale or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, unless the successor entity existing immediately after such sale or disposition is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such sale or disposition; or

                    (d)           the Board adopts a resolution to the effect that, for purposes hereof, a Change of Control has occurred.

7.           Indemnification.

                    (a)           The Company shall indemnify and hold Executive harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees incurred by Executive, in connection with the defense of, or as a result of, any action or proceeding (or any appeal from any action or proceeding) in which Executive is made or is threatened to be made a party by reason of the fact that Executive is or was an officer or Director of the Company, regardless of whether such action or proceeding is one brought by or in the right of the Company, to procure a judgment in its favor (or other than by or in the right of the Company).

                    (b)           Notwithstanding anything in the Company's Articles of Incorporation, the by-laws or this Agreement to the contrary, if so requested by Executive, the Company shall advance any and all Expenses (as defined below) to Executive ("Expense Advance"), within fifteen days following the date of such request and the receipt of a written undertaking by or on behalf of Executive to repay such Expense Advance if a judgment or other final adjudication adverse to Executive (as to which all rights of appeal therefrom have been exhausted or lapsed) establishes that Executive, with respect to such Claim, is not eligible for indemnification. "Expenses" shall include attorneys' fees and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, be a witness in or participate in any Claim relating to any indemnifiable event. A "Claim" shall include any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative or other, including without limitation, an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, whether predicated on foreign, federal, state or local law and whether formal or informal.

8.           Binding Agreement; Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of Executive and the Company and their respective heirs, legal representatives and permitted successors and assigns. If the Company shall at any time be merged or consolidated into or with any other entity, the provisions of this Agreement shall survive any such transaction and shall be binding on and inure to the benefit and responsibility of the entity resulting from such merger or consolidation (and this provision shall apply in the event of any subsequent merger or consolidation), and the Company, upon the occasion of the above-described transaction, shall include in the appropriate agreements the obligation that the payments herein agreed to be paid to or for the benefit of Executive, his beneficiaries or estate, shall be paid.

9.              Dispute Resolution.

Any controversy or claim arising with regard to this Agreement shall be settled by expedited arbitration in accordance with the provisions of the Texas Arbitration Act. The controversy or claim shall be submitted to an arbitrator appointed by the presiding judge of the Harris County, Texas Judicial District Court. The decision of the arbitrator shall be final and binding upon the parties hereto and shall be delivered in writing signed by the arbitrator to each of the parties hereto. Any appeal arising out of the ruling of any arbitrator shall be determined in a court of competent jurisdiction in Houston, Texas, or the federal court for Houston, Texas, and each party waives any claim to have the matter heard in any other local, state, or federal jurisdiction. The prevailing party in the arbitration proceeding or in any appeal shall be entitled to recover attorney's fees, court costs and all related costs from the non-prevailing party. If the controversy or claim arises with regard to any severance or separation payment required under Section 6 of this Agreement and the arbitrator rules in favor of Executive with respect thereto, then:

                    (a)           any award or sums due and owing to Executive under the terms of this Agreement shall be increased by an amount equal to the product of one month of Executive's Base Salary in effect immediately prior to the termination of this Agreement, multiplied by (i) if such award or sums is payable under Section 6(c), then the number of thirty (30) day periods or part thereof that has elapsed after the date ending six months after the date of Executive's termination or separation or (ii) otherwise, the number of thirty (30) day periods or part thereof that has elapsed after the date of Executive's termination;

                    (b)           if the Company fails to comply with any such ruling of the arbitrator, or if the Company unsuccessfully appeals any such ruling of the arbitrator, then any award or sums due and owing to Executive under the terms of this Agreement shall be increased by an amount equal to the product of one month of Executive's Base Salary in effect immediately prior to the termination of this Agreement, multiplied by the number of thirty (30) day periods or part thereof that has elapsed after the date of the arbitrator's initial decision or determination; and

                    (c)           If the arbitrator in such initial arbitration proceeding, or any court in any appeal thereof determine that Company acted in bad faith, or frivolously, in claiming "Cause" as its reason for termination of this Agreement, or in failing to offer to the Executive the severance or separation payment pursuant to Section 6 of this Agreement, then the Executive shall be entitled to receive and Company shall be ordered to pay to Executive as a penalty an amount equal to $100,000.00 in addition to the payments required under Section 6 of this Agreement and any other amounts due under this Agreement.

10.           Survivorship.

The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations and to the extent that any performance is required following termination of this Agreement. Without limiting the foregoing, Section 5 and Sections 7 through 20 shall expressly survive the termination of this Agreement.

11.           Nonassignability.

Neither this Agreement nor any right or interest hereunder shall be  assignable by Executive, his beneficiaries, dependents or legal representatives without the Company's prior written consent; provided, however, that nothing in this Section 12 shall preclude (a) Executive from designating a beneficiary to receive any benefit payable hereunder upon his death, or (b) the executors, administrators or other legal representatives of Executive or his estate from assigning any rights hereunder to the person or persons entitled thereto.

12.           Amendments to this Agreement.

Except for increases in the Base Salary and other compensation made as provided in Section 3, this Agreement may not be modified or amended except by an instrument in writing signed by the Executive and the Company. No increase in the Base Salary or other compensation made as provided in Section 3 will operate as a cancellation or termination of this Agreement.

13.           Waiver.

No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

14.           Severability.

If, for any reason, any provision of this Agreement is held invalid, illegal or unenforceable such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement not held so invalid, illegal or unenforceable, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. In addition, if any provision of this Agreement shall be held invalid, illegal or unenforceable in part, such invalidity, illegality or unenforceability shall in no way affect the rest of such provision not held so invalid, illegal or unenforceable and the rest of such provision, together with all other provisions of this Agreement, shall, to the full extent consistent with law, continue in full force and effect. If any provision or  part thereof shall be held invalid, illegal or unenforceable, to the fullest extent permitted by law, a provision or part thereof shall be substituted therefor that is valid, legal and enforceable.

15.           Notices.

Any notice, request, or other communication required or permitted pursuant to this Agreement shall be in writing and shall be deemed duly given when received by the party to whom it shall be given or three days after being mailed by certified, registered, or express mail, postage prepaid, addressed as follows:

If to Company:
Attn: Ryan J. Morris, Chairman of the Board
3550 Timmons Lane, Ste. 1550,
Houston, Texas 77027

If to Executive:
Mr. Anthony C. Schnur
9 Silverstrand Place, The Woodlands, Texas 77381

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

16.           Headings.

The headings of Sections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

17.           Governing Law.

This Agreement has been executed and delivered in the State of Texas, and its validity, interpretation, performance and enforcement shall be governed by the laws of Texas, without giving effect to any principles of conflicts of law.

18.           Withholding.

All amounts paid pursuant to this Agreement shall be subject to withholding for taxes (federal, state, local or otherwise) to the extent required by applicable law.

19.           Counterparts.

This Agreement may be executed in counterparts, each of which, when taken together, shall constitute one original Agreement.

20.           Entire Agreement.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Company and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided and not expressly provided for in this Agreement.

IN WITNESS WHEREOF, Company has caused its duly authorized officer and directors to execute and attest to this Agreement, and Executive has placed his signature hereon, effective as of the Effective Date.

COMPANY:

By: /s/ Ryan J. Morris
       Ryan J. Morris
      Chairman of the Board of Directors

EXECUTIVE:

By: /s/ Anthony C. Schnur
       Anthony C. Schnur